SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SLM Corporation

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N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Media Contact:
Tom Joyce
703/984-5610

SALLIE MAE ISSUES STATEMENT ON LIQUIDITY FACILITIES

RESTON, Va., April 18, 2007 - SLM Corporation (NYSE:SLM), commonly known as Sallie Mae, re-affirmed today that it has obtained commitments on customary commercial terms from Bank of America and JPMorgan Chase to provide liquidity through asset-backed commercial paper conduit facilities in the combined amount of $30 billion during the period prior to the closing of the acquisition of Sallie Mae that was announced on April 16.

“We believe this amount, combined with existing liquidity, should be sufficient to meet the company’s entire cash needs beyond an expected closing date and through the end of the year, even if no additional securities are issued during that time,” said J. Lance Franke, senior vice president, Corporate Finance, Sallie Mae. “With these facilities in place, Sallie Mae should have no need to access the capital markets during this time; however, we do expect to resume issuance of our traditional asset-backed securities within the next couple of months.

“Upon closing, the banks will have committed significant amounts of lending and loan purchase facilities to assure our liquidity needs will be met for quite some time, regardless of market conditions,” said Franke. “We and our prospective investors are highly confident in our financing plans.”

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone (703) 984-6746, or from the Company’s Web site, http://www.salliemae.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.

Forward Looking Statements:

This press release contains “forward-looking statements” including expectations as to future results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Sallie Mae	●	12061 Bluemont Way	●	Reston, Va 20190	●	www.SallieMae.com

Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission.

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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s leading provider of saving- and paying-for-college programs. The company manages $142 billion in education loans and serves nearly 10 million student and parent customers. Through its Upromise affiliates, the company also manages $15 billion in 529 college-savings plans, and assists 7.5 million members with automatic savings through rebates on everyday purchases. Sallie Mae and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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